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      THIS AGREEMENT made as of the 1st day of December, 1998.

AMONG:

                 INTERNATIONAL MENU SOLUTIONS INC.,
                 a corporation incorporated under the laws of the Province of Ontario,
                 (hereinafter referred to as the "Corporation"),

                                                              OF THE FIRST PART,

                                     - and -

                 LARRY HOFFMAN,
                 of the Town of Whitchurch, in the Province of Ontario, (hereinafter referred to as "Executive").

                                                             OF THE SECOND PART.

      WHEREAS the Corporation wishes to retain the services of the Executive to provide the services hereinafter described during the term hereinafter set out;

      NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements here contained and for other good and valuable consideration, the parties agree as follows:

1. TERM

The corporation shall employ the Executive for a period of five (5) years, from December 1, 1998 to and including November 30, 2003, unless such employment shall be terminated earlier as hereinafter provided. Upon the expiry of the term of this Agreement on November 30, 2003, and on each anniversary of such date falling thereafter, the term of this Agreement shall automatically be extended for one additional year on the same terms and conditions unless, not less than three (3) months prior to any such anniversary, either the Executive or the Corporation shall have given written notice to the other that it does not wish to further extend this Agreement.

2. DUTIES

The Executive shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any affiliates and associates of the Corporation (as those terms are defined in the Ontario Business Corporations Act) as may be determined from time to time by the board of directors of the Corporation consistent with the officer of the Executive. Without limitation of the foregoing, the Executive shall occupy the office of Vice-President and Chief Financial Officer of the Corporation.


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The Executive shall:

      (a) devote his full time and attention and his best efforts during normal business hours to the business and affairs of the Corporation;

      (b) perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and

      (c) use his best efforts to promote the interests and goodwill of the Corporation.

The Executive shall not during the period that the Executive is an employee of the Corporation have any interest either directly or indirectly in any party that is a supplier or customer to the Corporation or any affiliates or associates of the Corporation.

3. REPORTING PROCEDURES

The Executive shall report to Mr. Michael A. Steele, President of the Corporation. The Executive shall report fully on the financial affairs of the Corporation and its affiliates and advise to the best of his ability and in accordance with reasonable business standards on matters that may arise from time to time during the term of this Agreement.

4. SALARY

The salary payable to the Executive for his services hereunder for the Term shall be at the rate of One Hundred and Twenty-Five Thousand Dollars ($125,000.00) per annum, exclusive of benefits as provided in this Agreement. The annual salary payable to the Executive pursuant to the provisions of this
Section 4 shall be payable in arrears in such manner as may be mutually agreed upon, less such deductions or withholdings required by law.

The fiscal year of the Corporation ends on December 31. The remuneration shall be reviewed each year during the thirty day period following the completion of the audited financial statements for the Corporation commencing for the fiscal year ending December 31, 1999. The remuneration will then be determined for the fiscal year commencing on the January 1 prior to such determination. The appropriate adjustment for the period from January 1 to the date of determination shall be made for the review will be undertaken by assessing the Employee's achievement of the over-all objectives established by the Corporation and by having regard to the market rates of remuneration paid in Canada for similar duties and responsibilities. Provided that in no event shall the Executive's remuneration be adjusted to an amount less than the prior year's remuneration.

5. BENEFITS

The Executive shall have the right to participate in the Corporation's group insurance plan.


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The Corporation shall provide to the Executive during the calendar year 1999 a stock option plan substantially in the form provided in the attached Schedule "A", but subject to compliance with applicable securities laws and listing requirements, the particulars of which will be determined by the board of directors of International Menu Solutions Corporation. Such options shall be commensurate with options granted within other operating divisions of International Menu Solutions Corporation and its affiliates.

6. VACATION

The Executive shall be entitled during the first year of the Term to four (4) weeks annual vacation and thereafter to six (6) weeks during each year of the Term provided that only two (2) weeks shall be taken consecutively in any one year. A vacation of more than two (2) consecutive weeks shall require the prior approval of the President of the Corporation.

In the event that the Executive decides not to take all the vacation to which he is entitled in any fiscal year, the Executive shall be entitled to take the unused portion of such vacation in the next following fiscal year at a time approved in advance by the President.

7. AUTOMOBILE

The Corporation shall pay to the Executive an automobile expense allowance in the amount of Eight Hundred Dollars ($800.00) plus applicable taxes per month for the cost to lease an automobile. The Corporation shall pay or reimburse the Executive for all reasonable operating costs of this vehicle, including leasing costs, insurance, maintenance, gas and oil, properly incurred or to be incurred in connection with the Executive carrying out his duties hereunder. The Executive shall supply the Corporation with the originals of all invoices or statements in respect of which the Executive seeks reimbursement.

8. EXPENSES

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

9. TERMINATION

      (a) For Cause

      The Corporation may terminate the employment of the Executive without notice or any payment in lieu of notice for cause which, without limiting the generality of the foregoing, shall include:


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            (i) if there is a repeated and demonstrated failure on the part of the Executive to perform the material duties of the Executive's position in a competent manner and where the Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Corporation;

            (ii) if the Executive is convicted of a criminal offence involving fraud or dishonesty;

            (iii) if the Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation;

            (iv) if the Executive fails to honour his fiduciary to the Corporation, including the duty to act in the best interests of the Corporation; or

            (v) if the Executive disobeys reasonable instructions given in the course of employment by the Chairman or the board of directors of the Corporation that are not inconsistent with the Executive's management position and not remedied by the Executive within a reasonable period of time after receiving written notice of such disobedience.

      (b) For Disability/Death:

      This Agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive becomes permanently disabled. The Executive shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive's duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period.

This Agreement shall terminate without notice upon the death of the Executive.

10. SEVERANCE PAYMENTS

      (a) Upon termination of the Executive's employment: (i) for cause; (ii) by the voluntary termination of employment of the Executive; or (iii) by the non-renewal of this Agreement, the Executive shall not be entitled to any severance payment other than compensation earned by the Executive before the date of termination calculated pro rata up to and including the date of termination, together with any amount to which the Executive is entitled under the Employment Standards Act (Ontario), as amended and in force from time to time.


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      (b) if the Executive's employment is terminated for any other reason other than the reason set forth subsection 10(a), the Executive shall be entitled to receive the lesser of:

            (i) the total of:

                  (A) 24 months' salary at the then applicable base salary rate;

                  (B) the present value, as determined by the Chairman, acting reasonably, of the benefits described in section 5 that would be enjoyed by the Executive during the next 24 months assuming his employment was not terminated and assuming the then current level of benefits were continued for those 24 months; and

                  (C) the present value, as determined by the Chairman, acting reasonably, of the amounts that would have been paid by the Corporation or reimbursed to the Executive pursuant to section 7 during the next 24 months assuming that his employment had not been terminated; and

            (ii) the salary otherwise payable to the Executive for the unexpired term of this Agreement together with the other amounts described in clause 10(b)(i), mutatis mutandis, provided that in no case will the Executive receive less than the amount to which he is entitled under the Employment Standards Act (Ontario).

The payment described in this subsection 10(b) is the only severance payment the Executive will receive in the event of the termination of this Agreement for reasons contemplated in this subsection 10(b).

      (c) If the Executive's employment is terminated as result of the permanent disability or death of the Executive, the Executive or his estate, as applicable, shall be entitled to receive, within 30 days of the date of such termination, the balance of the base salary that would otherwise be paid to the Executive during the remainder of the term of this Agreement. The Executive agrees to reasonably comply with all requirements necessary for the Corporation to obtain life insurance for the term of this Agreement.

      (d) For the purposes of this section 10, whenever a payment is to be determined with reference to the remaining term of this Agreement, if less than six months remain in the term of this Agreement and no party has given notice of its intention not to renew this Agreement as contemplated by section 1, the "remaining term of this Agreement" shall include the remainder of the then existing term of this Agreement plus the renewal period.


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11. CONFIDENTIALITY

The Executive acknowledges and agrees that:

      (a) in the course of performing his duties and responsibilities as an officer of the Corporation, he has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Executive or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;

      (b) in the course of performing his duties and responsibilities for the Corporation, the Executive has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of the employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

      (c) the Executive, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

      (d) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Executive and the customers, clients and suppliers of the Corporation by virtue of the Executive's employment with the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

In acknowledgment of the matters described above and in consideration of the payments to be received by the Executive pursuant to this Agreement, unless otherwise agreed in writing by the Executive and the Corporation, the Executive hereby agrees that he will not, directly or indirectly, disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Executive.


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12. INVENTIONS

      (a) Original Development. The Executive represents and warrants to the Corporation that all work that he performs for or on behalf of the Corporation and all work product that he produces, including but not limited to receipts, documentation, memoranda, ideas, designs, inventions, processes, etc. ("Work Products"), will not knowingly, other than where the Corporation has the right and license to do so, infringe upon or violate any patent, copyright, trade secret or other property right of any former employer or of any other third party.

      (b) Disclosure. The Executive will promptly disclose to the Corporation all Work Products developed by him within the scope of his employment with the Corporation or which relate directly to or involve the use of any Trade Secrets, including but not limited to all software, all concepts, ideas and designs and all documentation, manuals, letters, pamphlets, drafts, memoranda and other documents, writings or tangible things of any kind.

      (c) Copyright Ownership. The Executive acknowledges and agrees that all copyrightable Work Products prepared by him within the scope of his employment with the Corporation are "works made for hire" and, consequently, that the Corporation owns all rights and copyrights thereto; provided that, where the Work Products are derivative work of works licensed to the Corporation by third parties, such third parties will continue to own all right and copyright to their work.

      (d) Assignment. The Executive hereby assigns to the Corporation all of his other rights, title and interest (including but not limited to all patent, copyright and trade secret rights) in and to all Work Products prepared by him, whether patentable or not, made or conceived in whole or in part by him within the scope of his employment by the Corporation or that relate directly to or involve the use of Trade Secrets.

      (e) Documents. The Executive will execute all documents reasonably requested by the Corporation to further evidence the foregoing assignment and to provide all reasonable assistance to the Corporation (at the Corporation's expense) in perfecting or protecting any or all of the Corporation's rights in his Work Products.

      (f) Pre-existing Inventions Not Assigned. The Executive represents that all inventions, expressions of ideas or other Work Products not related to the Corporation's business and created prior to the date of this Agreement in which the Executive has any right, title or interest are not assigned to the Corporation.


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13. NON-COMPETITION

      (a) The Executive recognizes and acknowledges that in the course of his services with the Corporation he may obtain knowledge of confidential and proprietary information of a special and unique nature and value and become familiar with Trade Secrets of the Corporation relating to the conduct and details of the Corporation's business. Therefore, it is possible that he could cause grave and irreparable harm to the Corporation which could not be adequately compensated by monetary damages if he entered into the services of a rival competitive concern or entered into the business of the Corporation himself anywhere in North America.

      (b) After the termination of the Executive's services for any reason, the Executive will not compete with the Corporation in the retail food home meal replacement and associated food replacement services as undertaken by the Corporation at the time of the termination of the Executive's services in North America, directly or indirectly, in any manner whatsoever, including without limitation, either individually or in a partnership or jointly, or in conjunction with any other person or persons, as principal, agent, shareholder, Executive, contractor, co-venturer, officer or otherwise within the period of two (2) years.

      (c) The Executive acknowledges and agrees that the foregoing geographical and time limits are reasonable and properly required for the adequate protection of the business of the Corporation and, in the event that any geographical or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Executive agrees and submits to the reduction of the geographical or time limitation to a limit as the court shall deem to be reasonable.

      (d) The Executive agrees that, in the event of a breach or threatened breach by him of any of the provisions of this paragraph, the Corporation, in addition to and not in limitation of any of the rights, remedies or damages available to the Corporation, at law or in equity, shall be entitled to an injunction in order to prevent or to restrain any breach by the Executive or by any or all of his partners, co-venturers, employers, Executives, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with the Executive.

      (e) The Executive agrees that the restrictions and covenants contained in this paragraph shall be construed independently of all other provisions of this Agreement and the existence of any claim or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall nor constitute a defence to the enforcement by the Corporation of the covenants or restrictions; provided, however, if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.


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14A. OTHER INTERESTS

      Save and except an interest of less than 5% of the voting shares of a corporate entity offering its securities to the public, the Executive covenants and agrees that so long as he is employed by the Corporation he will not acquire any interest, either directly or indirectly in any supplier or customer of the Corporation. In the event that at the date hereof the Executive has such an interest, either directly or indirectly in any supplier or customer of the Corporation, then the Executive agrees to dispose of such interest to a party being arm's length (as such term is defined in the Income Tax Act (Canada)) to the Executive on or before May 31, 1999.

14. NON-SOLICITATION

The Executive hereby agrees that he will not, during the period commencing on the date hereof and ending two years following the expiration of the term of this Agreement, be a party to or abet any solicitation of customers, clients or suppliers of the Corporation or any of its subsidiaries, to transfer business from the Corporation or any of its subsidiaries, to any other person, or seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

15. PLACE OF EMPLOYMENT

The Corporation's place of business and the Executive's place of employment is within the Greater Toronto Area provided that it is understood that the Executive as part of his duties will undertake extensive travel for the Corporation.

16. RETURN OF MATERIALS

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disk, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Executive's employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

17. GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

18. SEVERABILITY

If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such


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invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

19. ENFORCEABILITY

The employee hereby confirms and agree that the covenants and restrictions pertaining to the Executive contained in this agreement, including, without limitation those contained in Section 11 hereof, are reasonable and valid and hereby further acknowledges and agree that the Corporation would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

20. NO ASSIGNMENT

The Executive may not assign, pledge or encumber the Executive's interest in this agreement nor assign any of the rights or duties of the Executive under this agreement without the prior written consent of the Corporation.

21. SUCCESSORS

This agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

22. NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notice shall be addressed as follows:

      (a)   If to the Corporation:

            International Menu Solutions Inc.
            172 King Street
            Toronto, Ontario
            M5A 1J3
            Attention: Michael A. Steele
            Telecopier No.: (416) 366-6368


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      (b)   If to the Executive:

            Larry Hoffman
            51 Abbotsford Road
            Gormley, Ontario
            L0H 1G0

23. LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the employee and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this agreement.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                            INTERNATIONAL MENU SOLUTIONS INC.

                                            Per: /s/ [ILLEGIBLE]
                                                 -------------------------------
                                            Title: President
                                                   -----------------------------

/s/ [ILLEGIBLE]                             /s/ Larry Hoffman
----------------------------------          ------------------------------------
Witness                                     Larry Hoffman


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THIS IS SCHEDULE "A" TO THE AGREEMENT DATED AS OF THE 1ST DAY OF DECEMER, 1998
BETWEEN INTERNATIONAL MENU SOLUTIONS INC. and LARRY HOFFMAN

                         STOCK OPTION Plan Particulars

Stock Option Plan

The Executive shall participate in the IMSC stock option plan which shall be available for the fiscal period commencing ___________ with the number of options for common shares of IMSC ("Shares") to be available to the Executive to be as follows:

            Year 1.    _________ to _________   :    _______ Shares

            Year 2:    _________ to _________   :    _______ Shares

            Year 3:    _________ to _________   :    _______ Shares

            Year 4:    _________ to _________   :    _______ Shares

Options shall be earned based on the__________ (the "Division") meeting or exceeding the budget targets for each of such four (4) years as follows:

      (a) less than eighty-five percent (85%) of the operating budget for the Division for the relevant year, no additional options;

      (b) between eighty-five percent (85%) and one hundred percent (100%) of the operating budget for the Division for the relevant year, the options for the number of Shares stated above for the relevant year at the option price being the then current market price as determined by the Board of Directors of IMSC; and

      (c) greater than one hundred percent (100%) of the operating budget for the Division for the relevant year, options for the number of Shares stated above for the relevant year times the percentage achievement at the option price being the then current market price as determined by the Board of Directors. For example if the achievement is one hundred and twenty percent (120%), then the Executive will receive options for the number of Shares stated for the relevant year X 1.20.

For greater certainty, in the event that eighty-five percent (85%) or more of the operating budget for the Division for the relevant year of the Corporation is achieved, the entitlement of the Executive shall be either under (b) or (c) as is applicable, but not both. The "operating budget" means the operating budget of the Division approved by the board of directors of IMSC for the Corporation.


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Options granted shall vest as follows:

      (a) twenty percent (20%) of the Options granted on the date that the Board of Directors approve the resolution for the grant of the Options; and

      (b) twenty percent (20%) of the Options granted on each of the first, second, third, and fourth anniversaries of the last day of the financial year to which the Options relate.

The dates upon which the options vest are hereinafter referred to individually as a "Vesting Date" and collectively as the "Vesting Dates".

The foregoing rights are cumulative and, while the Executive continues to be under contract by the Corporation, may be exercised on and after the respective Vesting Date up to and including the date which is five (5) years after that respective Vesting Date. All of the foregoing rights are subject to the terms of the IMSC Stock Option Plan, if the Executive ceases to be an Executive of the Corporation or dies or becomes disabled while an Executive of the Corporation.


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